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                     FIRST SUNAMERICA LIFE ASSURANCE COMPANY

                                   ENDORSEMENT


Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Endorsement Effective Date:  May 2, 2005

The following is added after the second sentence in the first paragraph of the section titled MARKET VALUE ADJUSTMENT (MVA):

Any assessment of the MVA will not reduce the interest rate credited to less than the minimum annual interest crediting rate, as shown on Your Contract Data Page 3 on:

(a) Purchase Payment(s) less any withdrawal(s) made prior to May 2, 2005 in any existing Guarantee Period; and/or

(b) Purchase Payment(s) less withdrawals made on May 2, 2005 or after into any available Guarantee Period.

Each Purchase Payment allocated to a different available Guarantee Period or to the same available Guarantee Period at a different point in time will be considered separately.

All other terms and conditions of the Contract remain unchanged. Signed for the Company at Los Angeles, California, as of the Endorsement Effective Date.



                                           /s/ JAY S. WINTROB
                                           -----------------------------------
                                           Jay S. Wintrob
                                           President